As filed with the Securities and Exchange Commission on June 23, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

CASCADIAN THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	26-0868560
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2601 Fourth Avenue, Suite 500

Seattle, WA 98121

(206) 801-2100

(Address including zip code, and telephone number, including area code, of principal executive offices)

CASCADIAN THERAPEUTICS, INC.

INDUCEMENT STOCK OPTION GRANT TO SCOTT MYERS

2016 EQUITY INCENTIVE PLAN

(Full title of the plan)

Scott Myers

President and Chief Executive Officer

Cascadian Therapeutics, Inc.

2601 Fourth Avenue, Suite 500

Seattle, WA 98121

(206) 801-2100

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Alan C. Smith

James D. Evans

Amanda L. Rose

Fenwick & West LLP

1191 Second Avenue, Floor 10

Seattle, Washington 98101

(206) 389-4510

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Maximum Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock $0.0001 par value
—Inducement Stock Option Grant to Scott Myers	2,848,855 (3)	$0.88	$2,506,993	$252
—To be issued under the 2016 Equity Incentive Plan	7,205,430 (4)	$0.88	$6,340,779	$639
Total	10,054,285	N/A	$8,847,772	$891

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant’s common stock as reported by The NASDAQ Global Market on June 21, 2016.
(3)	Represents shares of Common Stock reserved for issuance upon the exercise of a stock option grant by the Registrant to Mr. Myers as a material inducement to his acceptance of employment with the Registrant in accordance with NASDAQ Listing Rule 5635(c)(4).
(4)	Shares of common stock reserved for issuance under the 2016 Equity Incentive Plan consists of (a) 6,300,000 shares subject to an outstanding award under the 2016 Equity Incentive Plan, (b) 497,302 shares of common stock previously reserved but unissued under the Amended and Restated Share Option Plan on the effective date of the 2016 Equity Incentive Plan that are now available for issuance under the 2016 Equity Incentive Plan and (c) 408,128 shares of common stock previously reserved but unissued under the Amended and Restated Restricted Share Unit Plan on the effective date of the 2016 Equity Incentive Plan that are now available for issuance under the 2016 Equity Incentive Plan. In addition, any shares that are subject to options or other awards granted under the Amended and Restated Share Option Plan and Amended and Restated Restricted Share Unit Plan that cease to be subject to such options or other awards by forfeiture or otherwise after the 2016 Plan Effective Date for any reason other than the exercise of an option or stock appreciation right, shares issued under the Amended and Restated Share Option Plan and Amended or Restated Restricted Share Unit Plan that are repurchased by the Company at the original issue price, and shares that are subject to options or other awards granted under the Amended and Restated Share Option Plan and Amended and Restated Restricted Share Unit Plan that otherwise terminate without shares being issued, will be available for future grant and issuance under the 2016 Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the Commission on March 14, 2016.

(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above.

(d) The description of the Registrant’s common stock contained in its registration statement on Form 8-A, filed with the Commission on December 10, 2007, pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages resulting from breach of fiduciary duty as directors and officers. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the certificate of incorporation and bylaws of the Registrant provide that:

•	The Registrant shall indemnify its directors and officers for serving the Registrant in those capacities or for serving other business enterprises at the Registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•	The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•	The Registrant will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s Board of Directors or brought to enforce a right to indemnification.

•	The rights conferred in the certificate of incorporation and bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The Registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

The Registrant’s policy is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and also to provide for certain additional procedural protections. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

These indemnification provisions and the indemnification agreements entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

For a list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated into this Item by reference.

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs A(1)(i) and A(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions , or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Cascadian Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on this 23rd day of June 2016.

CASCADIAN THERAPEUTICS, INC.

By:	/s/ SCOTT MYERS
Scott Myers, M.D.
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scott Myers and Julia M. Eastland, and each of them, as his or her attorneys-in-fact, with full power of substitution in each, for him or her in any and all capacities to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ SCOTT MYERS Scott Myers	President, Chief Executive Officer and Director (Principal Executive Officer)	June 23, 2016

/s/ JULIA M. EASTLAND Julia M. Eastland	Chief Financial Officer, Secretary and Vice President of Corporate Development (Principal Financial and Accounting Officer)	June 23, 2016

/s/ CHRISTOPHER HENNEY, PH.D. Christopher Henney	Chairman and Director	June 23, 2016

/s/ RICHARD JACKSON, PH.D. Richard Jackson	Director	June 23, 2016

/s/ STEVEN P. JAMES Steven P. James	Director	June 23, 2016

/s/ TED W. LOVE, M.D. Ted W. Love	Director	June 23, 2016

/s/ DANIEL SPIEGELMAN Daniel Spiegelman	Director	June 23, 2016

/s/ MARK LAMPERT Mark Lampert	Director	June 23, 2016

/s/ GWEN FYFE, M.D. Gwen Fyfe	Director	June 23, 2016

INDEX TO EXHIBITS

Exhibit Number	Description

4.1 (1)	Amended and Restated Certificate of Incorporation of Cascadian Therapeutics, Inc.

4.2 (2)	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Cascadian Therapeutics, Inc.

4.3 (3)	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock

4.4 (4)	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock

4.5 (5)	Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock

4.7 (6)	Bylaws of Cascadian Therapeutics, Inc.

4.8 (7)	Form of Registrant’s Common Stock certificate.

4.9 (8)	Form of Notice of Inducement Stock Option Grant.

5.1	Opinion of Fenwick & West LLP.

10.1 (9)	2016 Equity Incentive Plan

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Fenwick & West LLP (see Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

(1)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-4/A (File No. 333-145995), filed on September 27, 2007.
(2)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-33882), filed on June 10, 2014.
(3)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-33882), filed on September 23, 2014.
(4)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-33882), filed on February 11, 2015.
(5)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-33882), filed on May 14, 2015.
(6)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-33882), filed on August 14, 2009.
(7)	Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-4/A (File No. 333-145995), filed on September 27, 2007.
(8)	Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 001-33882), filed on March 29, 2016.
(9)	Incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement (File No. 001-33882), filed on May 6, 2016.